Exhibit 10.1

Personal and Confidential

VIA HAND DELIVERY

May 28, 2015

Robert Morris

24704 Eagle Pointe

Columbia Station, OH 44028

Dear Bob:

This letter agreement (the “Letter Agreement”), effective as of the date indicated below, in Section H, confirms our discussions concerning your decision to retire from KeyCorp and to transition you from your position of Chief Accounting Officer by providing you enhanced separation benefits, as set forth herein. This Letter Agreement accordingly outlines the specific terms and conditions of the various benefits that will be made available to you as a result of your entering into this Letter Agreement with KeyCorp. Please know that the benefits to be provided to you under the terms of this Letter Agreement constitute a full and final settlement of any and all claims and causes of action that you may have (or believe that you may have) against KeyCorp and its Affiliates (hereinafter collectively and individually referred to as “Key”) including any claims under the KeyCorp Separation Pay Plan. For purposes of this Letter Agreement, the term “Affiliate” means any and all subsidiaries and related businesses of KeyCorp, together with all directors, officers, partners, employees, managers and related persons of KeyCorp and of such subsidiaries and related businesses.

A.	Your Agreements

1.	Your Retirement Date

Effective May 31, 2015, by operation of this Letter Agreement and without any further action on your part, your employment, including any officer positions that you may hold with Key, will terminate (your “Retirement Date”). You may not execute this Letter Agreement until after you have retired from Key. Please understand that if your employment should terminate by reason of (1) your voluntary resignation, or (ii) your termination for cause prior to your Retirement Date you will have no rights to any of the payments or benefits provided under this Letter Agreement beyond pre-existing entitlements. For purposes of this Letter Agreement, if you commence employment on a full or part time basis within another area or department of KeyCorp or with any KeyCorp affiliate, or if you accept employment with a third party prior to your Retirement Date, you will be deemed to have voluntarily resigned under the terms of this Letter Agreement.

2.	Agreement to Maintain Confidentiality/Trade Secrets

You agree that you will not at any time, directly or indirectly, without written authorization from Key, knowingly make use of or disclose to any person or entity any confidential business-related, proprietary, or secret information, confidential knowledge, trade secrets, or other confidential data not in the public domain related to the business, products, services, employees, or practices of Key that you have acquired during your employment with Key, whether prepared by you or by another, provided, that this does not include any information (i) which has been disclosed to third persons by Key without restriction, (ii) was known by you prior to your employment with Key, (iii) is or becomes available to you or Key on a non-confidential basis from a source other than Key, or (iv) is independently developed by you after your Retirement Date without violation of your obligations under this Agreement.

You also understand and agree that the confidential character and proprietary nature of any of the foregoing information does not become any less confidential or proprietary to Key because you may commit some form of the information to your memory or because during your employment you may have maintained some of this information outside of Key’s offices. You agree to promptly return to Key all identification cards, company credit cards, computers, BlackBerry, smart phones, files, disks, work papers, customers, vendor, and employee records, and any other property belonging to Key that is in your possession or control as of your Retirement Date. You also agree, upon Key’s request, to certify that you have returned the foregoing information and materials to Key.

You certify and agree that you have not sent, and will not send to your personal email or any other email address or account any confidential, proprietary, and/or trade secrets information belonging to Key and that you have returned or will return all hard copies (if applicable) of all confidential, proprietary, and/or trade secrets information belonging to Key that is either in your possession or under your control as of your Retirement Date. You also certify and agree that you have not made and will not make, copies, downloaded, or transmitted electronically any of Key’s confidential, proprietary, and/or trade secrets information in any form or stored in any medium on your personal computer or any other place and that you have not disclosed, provided, or transmitted any such information or any copy thereof to any person or entity other than Key in the ordinary course of business.

3.	Agreement Not to Solicit Key Employees and Customers

You agree that you will not, without Key’s prior written consent, hire or solicit to hire on behalf of yourself or any other person or entity any employee of Key (whether an employee as of the date of this Letter Agreement or at any time thereafter until your Retirement Date) or knowingly solicit business for yourself or any other person or entity which competes with Key from any customer or prospective customer of Key with whom you interacted or with whom you learned of during the course of performing your employment at Key, for a period of twelve months following your Retirement Date.

4.	Agreement to Cooperate

You also understand and agree that notwithstanding any other provision of this Letter Agreement to the contrary, that at any and all times following your Retirement Date, upon reasonable request by Key, you will make yourself available and you will cooperate with Key in connection with your previous responsibilities and assignments at Key which may include, but not be limited to, telephone and email inquiries, providing guidance and information as to processes, systems and procedures, including assisting Key on any litigation, investigations, audits or other matters relating, in whole or in part, to your responsibilities and assignments while employed at Key. Your full cooperation in connection with such matters will include being available, upon reasonable notice, to meet with employees, attorneys, and designated agents; to work with Key on matters that involved or related to your prior responsibilities and duties while at Key; to prepare for and attend any proceeding including depositions, consultations, discovery or trial; providing affidavits; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness in connection with any litigation or other proceeding affecting or involving Key; and for any other help and cooperation as may be requested by Key. Key recognizes that you may have duties and obligations to your then-current employer, and will work with you to attempt to avoid any conflicts therewith, including, as practical, scheduling meetings outside of normal business hours. Key will reimburse you for your reasonable business expenses incurred in your providing assistance to Key as permitted under Key’s reimbursement policies.

5.	Agreement not to Disparage

You also agree that you will not disparage Key or any of their Affiliates, entities, products, services or practices. Key will not authorize anyone or any entity to disparage you.

6.	Defense and Indemnification

In accordance with Ohio law and Key’s Director and Officer’s Policy, Key will provide you with defense and indemnification with regard to the services and the duties that you performed for Key so long as you worked within the scope of your employment and you operated in good faith during your employment.

7.	Legal Process and Disclosure

Nothing herein, including the confidentiality and non-disparagement provisions, shall be construed to limit your right to (1) respond accurately and fully to any question, inquiry or request for information when required by legal process; (2) disclose information to regulatory bodies; or (3) to participate in any proceedings before an administrative agency responsible for enforcing labor and/or employment laws, e.g., the Equal Employment Opportunity Commission. You agree that you will use your best efforts to cooperate with Key and its counsel and to be available to provide such truthful testimony and other information at such times as are reasonably requested of you.

B.	Benefits to Be Provided to You

1.	Salary Continuation Benefit

You will receive continued payment of your current base salary of $270,000/year, less required deductions, which shall be paid to you on a bi-weekly basis in accordance with Key’s normal payroll procedures for a period of twelve (12) months, from June 1, 2015 through May 31, 2016 (“Salary Continuation”). All voluntary payroll deductions will cease as of your Retirement Date. In addition, your participation in Key’s 401(k) Plan and Deferred Savings Plan ends as of your Retirement Date.

2.	Health Care/ COBRA

In addition to the foregoing payments of Salary Continuation, you also will be eligible to continue your Key Medical, Dental and/or Vision Plan participation (if applicable) under the provisions of COBRA at the Key employee group rate from June 1, 2015 through May 31, 2016. Please note, that should you obtain new employment outside of Key during this period, while your Salary Continuation will continue until it is fully paid, your participation in Key’s Medical, Dental and/or Vision Plan(s) at the employee rate will end and your continued COBRA coverage, if any, will automatically become the statutory COBRA rate. You agree that you will notify Key promptly if you obtain new employment during the Salary Continuation period. Also, if you may be eligible for Medicare, you should seek advice from your legal counsel or the Social Security Administration regarding the interaction of Medicare eligibility and/or coverage with COBRA coverage before making a COBRA election. If you are eligible to participate in the KeyCorp Retiree Medical Plan in accordance with the terms and conditions of that Plan, you will be notified under separate cover.

3.	Mandatory Deferral

Amounts that were required to be withheld from your annual incentive awards under Key’s Mandatory Deferral Program will continue to vest. Payment of these deferred amounts will be made in the form of KeyCorp common shares following the applicable vesting date(s).

4.	KeyCorp Long-Term Incentive Awards

Your deferred cash and equity awards that are outstanding as of your Retirement Date, shall be treated in accordance with the provisions of the applicable Key equity plan and award agreement. A pro rata number of your unexercisable stock options will vest and become exercisable in accordance with the terms of Key’s equity compensation plans, award agreement(s) and/or corporate resolutions evidencing the award of such stock options. Exercisable stock options will remain exercisable for such period or periods as set forth in the applicable equity compensation plan or the award agreement or corporate resolutions evidencing the award of such stock options. Vested awards will remain subject to the terms and conditions of the relevant plans and/or award agreements that are contained within each respective equity award agreement and the Plan. All KeyCorp awards that do not vest under the provisions of this paragraph will be forfeited as of your Retirement Date.

Pursuant to the terms of the KeyCorp 2010 and 2013 Equity Compensation Plan (“Equity Plans”), and the terms of long term incentive awards granted to you to date, you recognize and agree that, if you engage in any “Harmful Activity,” as such term is described in the Equity Plans, any not vested Restricted Stock Units or Performance Shares not otherwise forfeited at the time of your termination shall be immediately forfeited and all vested shares of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or other equity awards provided to you within one year prior to your termination of employment shall become immediately forfeited, with all profits realized by you from your sale of such stock, units, shares or awards inuring to and becoming payable to KeyCorp upon KeyCorp’s demand.

You recognize and agree that your equity awards remain subject to risk adjusted vesting, forfeiture and clawback in accordance with KeyCorp’s Incentive Compensation Program and Policy, as the same may be in effect from time to time.

5.	KeyCorp 401(k) Savings Plan

In conjunction with your retirement from Key, you will become eligible to receive a distribution of your vested KeyCorp 401(k) Savings Plan (the “Savings Plan”) participant contributions and Key’s employer contributions, in accordance with the terms of the Savings Plan.

6.	Distribution of Your Vested Deferred Savings Plan Benefit

You also will be eligible to receive a distribution of your vested Deferred Savings Plan benefit including Key’s matching contribution amount following your Retirement Date. Distributions under the Deferred Savings Plan shall be made in accordance with the terms of the Deferred Savings Plan and your previous distribution election(s).

7.	Distributions of Your Cash Balance Pension Plan and Second Excess Cash Balance Pension Plan

In connection with your retirement from Key, you also will be eligible to receive distributions of your vested Cash Balance Pension Plan Benefit and vested Second Excess Cash Balance Pension Plan Benefit. Distributions under each plan shall be made in accordance with the terms of the applicable plan and your previous distribution election(s).

8.	Unemployment Compensation

Should you apply for unemployment compensation to the applicable state agency, Key will reply accurately to all information requests from any state unemployment compensation agency. You also understand that Key may be required to provide additional documents and information to a state unemployment compensation agency with information supporting its response.

9.	Reference Requests

In response to prospective employers inquiring about you, Key will follow its neutral reference policy through its vendor wherein only dates of employment and last position held will be provided.

10.	Paid Time Off

Following your Retirement Date, you will be paid for your accrued but unused PTO days in accordance with Key’s Paid Time Off Policy.

C.	Full Understanding of the Parties

This Letter Agreement and the benefits outlined herein represent the complete understanding and agreement between the parties hereto and it supersedes all prior or contemporaneous oral or written understandings on the subjects contained herein; however, the parties agree and recognize that the post-employment restrictive covenants set forth herein are in addition to, and supplement those existing as of the Effective Date of this Agreement. No one relies on any representations, oral or written, on the effect, enforceability, or meaning of this Letter Agreement, except as is specifically set forth in this Letter Agreement. This Letter Agreement can only be modified or waived, in whole or in part, by a writing signed by all of the parties to this Letter Agreement. A facsimile of this Letter Agreement shall be treated in all respects as an original document and counterparts of this Letter Agreement may be executed separately and taken together will be treated as one complete original document. This Letter Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, affiliates, successors, and assigns. This Letter Agreement shall be governed by Ohio law without regard to conflicts of laws principles. If any term, condition, clause or provision of this Letter Agreement shall be determined by a Court of competent jurisdiction to be void or invalid at law, then only that term, condition, clause or provision that is determined to be void or invalid shall be stricken from the Letter Agreement and the remainder of the Letter Agreement shall remain in full force and effect in all other aspects. You agree that any rule of law or decision that would require interpretation of any claimed ambiguity in this Letter Agreement against the party that drafted it has no application to this Letter Agreement and is expressly waived.

D.	Release of KeyCorp

In consideration for KeyCorp entering into this Letter Agreement and providing you with the full payments and benefits enumerated above, you, for yourself and your heirs, legal representatives, and assigns, release acquit, and forever discharge KeyCorp and its Affiliates (as applicable, in both their individual and corporate capacities), predecessors-in-interest, successors, and assigns, jointly and severally, from any and all liabilities, attorneys’ fees, obligations, duties, undertakings, agreements, contracts, compensation, incentive compensation, separation pay, severance, employee benefits, plans, policies, practices, claims, demands, damages, proceedings, actions, and causes of action of every kind, nature, and character, which you have had, now have, or may have in the future for events occurring from your date of hire with Key up to and including the Date of your Execution of this Agreement, as indicated below, whether known or unknown, suspected or unsuspected, that are by reason or in any manner whatsoever connected with, or growing out of, your employment relationship with KeyCorp and its Affiliates and their predecessors-in-interest, or the termination of those employment relationships, including, without limitation, any claims or causes of actions of alleged tortious, wrongful, unlawful, or improper act or conduct or any discriminatory events, acts, patterns, or practices or the continuing or future effects thereof arising under state or federal law, including but not limited to the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the Older Workers Benefit Protection Act, ERISA, state discrimination laws, the KeyCorp Separation Pay Plan, and/or any alleged violation or breach of any express, implied, or implied-in-law contract, agreement, promise, or duty, or any claim of wrongful discharge, violation of public policy, emotional distress, degradation, reputation, humiliation, and any claim for compensatory, liquidated or punitive damages, back pay, front pay or any claim for reinstatement. This Letter Agreement does not include, and you do not waive, any rights or claims: (i) which may arise after you sign this Letter Agreement; (ii) which arise under any state’s workers’ compensation or unemployment benefit laws; (iii) for benefits in which you have a vested right under any retirement, deferred savings or pension plan; (iv) with respect to any vested equity awards (in accordance with the applicable Key equity plans and award agreements); (v) which cannot be released by law; (vi) to enforce or to challenge the validity of this Letter Agreement; or (vii) to participate in any proceedings before an administrative agency responsible for enforcing labor and/or employment laws, e.g., the Equal Employment Opportunity Commission; you agree, however, to waive and release any right to receive any monetary award from any proceedings before an administrative agency responsible for enforcing labor and/or employment laws.

The foregoing release shall not apply to the obligations of Key to perform its requirements under the terms of this Letter Agreement.

E.	Rights and Acknowledgments

You acknowledge and agree that this Letter Agreement contains a waiver of your rights under the Older Workers Benefit Protection Act (“OWBPA”) and the Age Discrimination in Employment Act (the “ADEA”) and you have specifically been advised that:

(1)	the waiver is part of an agreement between you and your employer which is written so that you understand it;

(2)	the waiver specifically refers to rights or claims under the ADEA;

(3)	you do not waive any rights or claims that you may have after the date of your execution of this Letter Agreement;

(4)	your waiver is in exchange for consideration that is more valuable than what you are already entitled to;

(5)	you may discuss any and all aspects of the matters addressed in this Letter Agreement with legal counsel of your choice;

(6)	you may consider the terms and conditions of this Letter Agreement for a period of up to and including twenty-one (21) days following the date this Letter Agreement was presented to you for your review (the “Consideration Period”); and

(7)	you may revoke this Letter Agreement by serving KeyCorp with written notice of revocation to the Chief Financial Officer, KeyCorp, 127 Public Square, 56th Floor, Cleveland, Ohio 44114, delivered within seven (7) calendar days after you execute this Letter Agreement.

You acknowledge that you have been given at least 21 days to review and consider this release and Letter Agreement and, if you sign it before 21 days has passed, you do so of your own free choice. You understand that any material changes made to this release and Letter Agreement will restart this 21-day period.

You further acknowledge and agree that: (1) you have been specifically advised that by signing this Letter Agreement you are forever giving up your legal rights to sue KeyCorp and its Affiliates for the subject matters of this Letter Agreement; (2) you have carefully read and fully understand all of the provisions of this Letter Agreement; (3) you have not relied on any representations of KeyCorp or any of its Affiliates to induce you to enter into this Letter Agreement, other than as specifically set forth herein; (4) you are fully competent to enter into this Letter Agreement; (5) you have not been pressured, coerced or otherwise unduly influenced to enter into this Letter Agreement; and (6) you have voluntarily entered into this Letter Agreement of your own free will.

Representations Regarding Medicare: You declare and expressly warrant that you are not a Medicare beneficiary; that you are not suffering from end stage renal failure or amyotrophic lateral sclerosis; that you have not received Social Security disability benefits for 24 months or longer; and/or that you have not applied for Social Security disability benefits, and/or have not been denied Social Security disability benefits and are appealing the denial. You affirm, covenant and warrant that you have made no claim for illness or injury against, nor are you aware of any facts supporting any claim against Key under which Key could be liable for medical expenses incurred by you before or after the execution of this Release. Because you are not a Medicare recipient as of the date of this Release, you are aware of no medical expenses which Medicare has paid and for which Key is or could be liable now or in the future. You agree and affirm that, to the best of your knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist.

F.	Key’s Remedies

You understand that if you breach any of the provisions of this Letter Agreement, Key and their Affiliates will be entitled to injunctive relief (without the necessity of posting any bond), in addition to any and all other rights and remedies that it may be entitled to under the law or other contractual provisions. In the event that Key is required to seek injunctive relief under the provisions of this Section F, you recognize and agree that Key will also be entitled to be reimbursed for the cost of its attorney fees relating to such legal action.

Notwithstanding anything to the contrary in this Letter Agreement, Key’s obligations under the terms of this Letter Agreement, including but not limited to its obligations to pay you Salary Continuation, COBRA at the employee group rate during the Salary Continuation period, and any vesting in your unvested equity awards, shall cease under this Letter Agreement upon the occurrence of any material breach by you of any of your obligations under this Letter Agreement or that you otherwise have to Key during or following your employment, including, without limitation, (i) your obligations to return all Key owned property and to cooperate with Key as provided above, (ii) your obligations regarding confidentiality and non-disparagement hereunder, (iii) the preservation of Key’s trade secrets, non-public information, intellectual property, and (iv) your obligations to not solicit or hire Key’s employees, and/or to not solicit Key’s customers following your termination. In the event that a court of competent jurisdiction determines that you have materially breached this Letter Agreement or obligations that you otherwise have to Key you will be required to repay Key for any amounts paid to you under this Letter Agreement.

G.	Compliance with Section 409A; Mandatory 6-Month Hold-Back

It is the intent that this Letter Agreement comply with the provisions of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), and this Letter Agreement shall be administered in a manner consistent with that intent. Notwithstanding any provision of this Letter Agreement to the contrary, in the event that any payment or benefit hereunder is determined to constitute a “deferral of compensation” that is subject to Section 409A, then, to the extent necessary to comply with Section 409A, such payment or benefit shall not be made, provided, or commenced until the first business day of the seventh month following your “separation from service” (as that term is defined under Section 409A) (or if earlier, following your date of death). Key has identified you as a “key employee” for purposes of Section 409A, which means you are subject to a six month hold back on payment of your deferred compensation as required by Section 409A.

H.	Effective Date

This Letter Agreement shall only become effective following your execution of the same after your employment with Key has ceased, and the expiration of the seven (7) day revocation period provided for in Section E hereof.

I.	Signature

If the foregoing is acceptable, please sign and date this Letter Agreement and return the same to the undersigned. Key extends its best wishes to you in your future endeavors.

Sincerely,

/s/ Don Kimble
Don Kimble
Chief Financial Officer, KeyCorp

I HAVE CAREFULLY READ AND FULLY UNDERSTAND THE PROVISIONS OF THIS LETTER AGREEMENT, INCLUDING MY WAIVER OF CLAIMS AGAINST KEY. I HAVE NOT RELIED UPON ANY OTHER REPRESENTATION OR STATEMENT, WRITTEN OR ORAL. I HAVE HAD THE OPPORTUNITY, IF SO DESIRED, TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS LETTER AGREEMENT AND WAIVING ANY CLAIMS.

AGREED TO this 5 day of June, 2015

/s/ Robert Morris
Robert Morris